Exhibit 99.1

MV Oil Trust

MV Oil Trust Announces Trust First Quarter Distribution

MV OIL TRUST

The Bank of New York Trust Company, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, April 7, 2008 – MV Oil Trust (NYSE Symbol – MVO) announced the Trust distribution of Net Profits for the first quarterly Payment Period ended March 31, 2008.

Unitholders of record on April 15, 2008 will receive a distribution amounting to $5,999,730 or $.52171564 per unit payable
April 25, 2008.

Volumes, Price and Net Profits for the Payment Period were:

Volume (BOE)	236,473
Proceeds (BOE)	$54.59
Gross Proceeds	$12,909,582
Costs	$5,222,419
Net Profits	$7,687,162
Percentage applicable to Trust’s 80%
Net Profits Interest	$6,149,730

Total cash proceeds available for the Trust	$6,149,730
Provision for estimated Trust expenses	$150,000
Net cash proceeds available for distribution	$5,999,730

MV Oil Trust previously announced that the Trust distribution of Net Profits for the first quarterly Payment Period ending March 31, 2008 would be impacted by production curtailment affecting the underlying properties as the result of winter ice storms that impacted western Kansas. The ice associated with these storms disabled electrical power to the affected underlying properties for an extended period of time resulting in some curtailed production.

The first quarter 2008 distribution of Net Profits was also impacted by the duplication of hedged volumes in January 2008. January crude oil swap contracts in the notional volume of 45,000 barrels at a price of $62.99 settled in the first quarter 2008. This volume was in addition to the notional volume of 61,167 barrels that had been scheduled as the average monthly notional volume for 2008. Given the NYMEX price contracts for January crude oil, the incremental hedged volumes resulted in an additional expense of $1,347,255, which reduced the cash available for distribution for the first quarter 2008 by $1,077,804. This duplication of hedged volumes for January 2008 is a unique one-time event in the hedge and derivative contracts program and will not occur again for the duration of the Trust.

This press release contains forward-looking statements. Although MV Partners, LLC has advised the Trust that MV Partners, LLC believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	MV Oil Trust
The Bank of New York Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599

919 Congress Avenue, Austin, TX 78701